Exhibit 10.2

AMENDMENT NO. 2

TO

2001 DIRECTORS’ STOCK OPTION PLAN

OF

ICU MEDICAL, INC.

Sections 5.2, 6.2 and 6.3 of the 2001 Directors Stock Option Plan of ICU Medical, Inc. are hereby amended, pursuant to Section 11 of the Plan, to read in their entirety as follows:

5.2           Automatic Grants. On the date this Amendment No. 2 to the Plan is adopted by the Board, there shall be granted automatically to each Director then serving an Option to purchase 8,500 Option Shares. Thereafter beginning in January 2008, (a) on the date in each January, April, July and October that is two days after the public announcement of the Company’s earnings for the immediately preceding calendar quarter, there shall be granted automatically to each Director then serving an Option to purchase 1,500 Option Shares, and (b) on the date that any person first becomes a Director, there shall be granted automatically to him/her an Option to purchase 8,500 Option Shares.

6.2           Term. No Option shall be exercisable after its Expiration Date. The Expiration Date of each Option shall be the 10th anniversary of its Grant Date.

6.3           Vesting. Each Option shall become exercisable in four equal annual cumulative installments commencing one year after its Grant Date, subject, however, to Section 3.3(a).

Adopted by the Board of Directors of

ICU Medical, Inc. on August 14, 2007